Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Nos. 333-159247, 333-176305, 333-176306, 333-198070, , and 333-225890 on Form S-8, and Registration Statement Nos. 333-150898, 333-172849, 333-194747, 333-208674, 333-213138, 333-218112, 333-226402, 333-230085, and 333-233193 on Form S-3 of our reports dated March 16, 2020 with respect to the consolidated financial statements of Galectin Therapeutics, Inc. and subsidiaries (the “Company”) and the effectiveness of internal control over financial reporting of the Company included in this Annual Report on Form 10-K of the Company for the year ended December 31, 2019.

/S/ CHERRY BEKAERT LLP

Atlanta, Georgia

March 16, 2020